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                                                                            EXHIBIT 11

                              FEDERAL SIGNAL CORPORATION AND SUBSIDIARIES
                                Computation of Income Per Common Share

         Income per  common share was  computed by  dividing income by  the weighted  average
         number of common  and common equivalent  shares outstanding during  each year.   The
         treasury stock method was applied to those stock options that would  have a dilutive
         effect on income per share.   The average market price of the Registrant's stock was
         used in determining  income per common  share, while the  year-end market price  (if greater than  the average market  price) was used  in determining income  per common
         share -  assuming full  dilution.   Fully diluted  income per  share was based  upon
         income  plus  add back  of $113,000  in 1991,  representing interest  on convertible
         debentures less applicable income taxes.   This add back was not applicable  to 1993
         or 1992 income, as the  conversion option on the Registrant's debentures  expired on
         December 1, 1992.

         The weighted average number of common and common equivalent shares (adjusted for the
         4-for-3 stock split distributed March 1, 1994) used in these computations were:


                 Income Per Common Share                    1993        1992        1991
          (in thousands except per share data)
          Weighted average shares outstanding              45,738      45,544      45,519
          Effect of dilutive options                          555         584         607

              Total                                        46,293      46,128      46,126

          Income:
            Income before cumulative effects
              of accounting changes                       $39,780     $34,430     $31,046
            Cumulative effects of accounting changes                       30

          Net income                                      $39,780     $34,460     $31,046

          Net income per share                            $   .86     $   .75     $   .67


                 Assuming Full Dilution
          (in thousands except per share data)

          Weighted average shares outstanding              45,738      45,544      45,519
          Effect of dilutive options                          555         584         607
          Effect of convertible debentures*                                           333

              Total                                        46,293      46,128      46,459

          Income:
            Income before cumulative effects
              of accounting changes                       $39,780     $34,430     $31,159
            Cumulative effects of accounting changes                       30

          Net income                                      $39,780     $34,460     $31,159

          Net income per share                            $   .86     $   .75     $   .67

          *  Conversion option expired on December 1, 1992.
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